Exhibit 10.36

THIRD AMENDMENT TO
MASTER LEASE AGREEMENT

THIS THIRD AMENDMENT TO MASTER LEASE AGREEMENT ("Amendment") is made and entered into as of January 1, 2007 ("Effective Date"), by and between FIRST STATES INVESTORS 5200, LLC, a Delaware limited liability company ("Landlord") and BANK OF AMERICA, N.A., a national banking association ("Tenant").
WITNESSETH:
WHEREAS, Landlord and Tenant entered into that certain Master Lease Agreement dated as of October 1, 2004, as amended by that certain First Amendment to Master Lease Agreement dated as of February 28, 2005, and as further amended by that certain Second Amendment to Master Lease Agreement dated as of September 1, 2005, and as further amended by that certain Side Letter Agreement dated June 13,2006 (collectively, the "Lease");
WHEREAS, Landlord and Tenant have agreed that the phrase ''management fees to the property manager" as used in Section 2.2(b)(ix) of the Lease and "property management fees" as used in Section 2.2(c)(xi) of the Lease are each intended to mean all property management fees that become due and payable in connection with the management of the Property by any subsidiary or Affiliate of Landlord, any unrelated third party property manager or property submanager, and/or any such other parties that are engaged by Landlord to manage each Property including, without limitation, any Landlord Designated Submanager;
WHEREAS, Landlord and Tenant further agreed that Operating Expenses shall not include "management fees to the property manager" and "property management fees" for any Property that are in excess of the lesser of (i) the fair market amount of such fees, and (ii) for any Property that is not a Tenant Managed Property, two and one-half percent (2.5%) of the Gross Revenue for such Property; and
WHEREAS, Landlord and Tenant desire to amend the Lease to clarify and incorporate into the Lease the aforementioned agreements.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.Defined Terms. Unless otherwise defined herein, initially capitalized terms used herein shall have the same meaning in this Amendment as in the Lease.
2.Incorporation of Recitals. The recitals to this Amendment are hereby incorporated into and made a party of this Amendment.

3. Management Fees.
(a)     Section 2.2(b)(ix) of the Lease is hereby deleted in its entirety and replaced with the following new Section 2.2(b)(ix):
"(ix)     fair market property management fees to the property manager for the Property, which property manager shall include any subsidiary or Affiliate of Landlord designated as property manager, any unrelated third party property manager or property submanager, and/or any such other parties that are engaged by Landlord to manage the Property including, without limitation, any Landlord Designated Submanager (collectively, the "Property Management Fees"), and fair market rentals for a reasonably sized management office (if located in the Property); provided that in no event shall Operating Expenses include any costs attributable to a Building leasing office, and any space used for leasing and management functions shall be reasonably allocated between leasing and management functions for purposes of the pass-through of rental of the on-site management office;"
(b)     Section 2.2(c)(xi) of the Lease is hereby deleted in its entirety and replaced with the following new Section 2.2(c)(xi):
"(xi)     any Property Management Fees for a Property that are, in the aggregate, in excess of two and one-half percent (2.5%) .of the Gr()SS Revenue for such Property; except that for all Tenant Managed Properties, all Property Management Fees shall be excluded from Operating Expenses, and, in lieu thereof, (A) Tenant shall be solely responsible for paying the property management fees due the Tenant Designated Submanager and (B) Tenant shall pay Landlord a property management fee equal to one percent (1%) of Gross Revenue for such Tenant Managed Property that is paid by Tenant minus one and one-half percent (1.5%) of Gross Revenue, if any, for such. Tenant Managed Property that is paid by non-Tenant sources;" .
4.Landlord's Lender Approval. Tenant acknowledges that any and all amendments. or modifications to the Lease are subject to the approval of Landlord's mortgagee ("Landlord's Lender") and that this Amendment shall not be effective until such time as the approval "of Landlord's mortgagee is obtained. Promptly following execution hereof by Landlord and Tenant, Landlord shall submit this Amendment to Landlord's Lender for approval and shall thereafter use its best efforts to obtain such approval on or before February 28, 2007. If Landlord's Lender approves this Amendment, Landlord shall promptly notify Tenant in writing and this Amendment shall automatically become effective in its entirety, without further action by Landlord or Tenant,as of the Effective Date. If Landlord's Lender disapproves this Amendment or fails to approve this Amendment by February 28, 2007, Landlord shall promptly notify Tenant in writing and this Amendment shall automatically terminate and be of no further force or effect.
5.Ratification. As amended hereby, the Lease is in full force and effect.
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IN WITNESS WHEREOF, the parties have executed this Third Amendment to Amended and Restated Master Lease Agreement as of the day and year first above written.

LANDLORD:

FIRE STATES INVESTORS 5200, LLC, a
Witness:	Delaware limited liability company

/s/ Cheryl L. DiBona	By: /s/David Nettina
Name: Cheryl L. DiBona	David Nettina
Vice President

TENANT:

BANK OF AMERICA, N.A.,
a national banking association

By: /s/ Robert G. Becker
Robert G. Becker
Senior Vice President

Attest:

By: /s/ Elizabeth A. Pryor
Name: Elizabeth A. Pryor
Title: Assistant Secretary

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